UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities and Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

VAXART, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Vaxart, Inc. issued the following press release on July 1, 2022:

Vaxart Provides an Update on Proxy Voting and Urges All Stockholders of Record as of April 11, 2022 to Vote by July 5, 2022, at 11:59 p.m. ET

July 1, 2022

Key Proposal #2 has received significant support, but additional votes are needed for approval

Leading Independent Proxy Advisory Firms, ISS and Glass Lewis, Support Proposal #2

SOUTH SAN FRANCISCO, Calif., July 1, 2022 (GLOBE NEWSWIRE) – Vaxart, Inc. (Nasdaq: VXRT) today urges its stockholders of record on April 11, 2022, to vote on its proxy if they have not yet done so. The Company urges a yes vote on all Proxy Proposals, including Proxy Proposal #2, and reminds those who have voted against that they can change their vote in favor of the proposal before the voting deadline. Proposal #2 is an amendment to the company’s Restated Certificate of Incorporation to increase the authorized number of shares of its common stock to 250 million shares.

“We strongly urge shareholders to vote before the July 5, 2022 deadline,” said Andrei Floroiu, Vaxart Chief Executive Officer. “Proposal #2 will give us the flexibility to continue to be thoughtful and opportunistic in raising capital so we can fund the business, maintain a strong balance sheet as we progress our programs, make us a more attractive partner to governments and put us in a stronger competitive position. I join our Board of Directors in stating that we believe the approval of Proposal #2 would allow us the best options to raise the capital needed to accelerate our promising pipeline.”

“Proposal #2 is favored by a large majority of voting shares - 76% of those present have voted in favor - three million of which were additional shares voted in favor of Proposal #2 after our Investor Q&A webcast on June 22nd when we explained how Proposal #2 benefits the company and its shareholders, and we thank them for their vote,” said Mr. Floroiu. “For Proposal #2 to pass, it is not enough that a majority of voting shares are in favor, as the votes in favor must also represent more than 50% of all outstanding shares. We are close to achieving that, but to do so more shareholders need to vote in favor.”

A recording of the Investor Q&A webcast can be found here[1], and a transcript from the webcast can be found here.

Both leading independent proxy advisory firms, Institutional Shareholder Services (“ISS”) and Glass Lewis, recommend that shareholders support Proposal #2. More details on Proposal #2 can be found on the Investor FAQ page here[2].

Vaxart’s 2022 Annual Meeting of Stockholders was adjourned to Wednesday, July 6, 2022, at 12:30 p.m. Eastern Time. Stockholders of record on April 11, 2022, may vote their shares or change their votes in favor of Proxy Proposal #2 if their ballots are cast by the deadline of Tuesday, July 5, 2022, at 11:59 p.m. Eastern Time.

Stockholders of record on April 11, 2022, are encouraged to vote over the internet at (1) http://www.proxyvote.com, (2) by telephone by calling the toll-free number (800) 690-6903, or (3) if you elected to receive printed proxy materials by mail, by marking, dating, and signing your proxy card and returning it in the accompanying postage-paid envelope.

Vaxart stockholders who need assistance in voting their shares may contact Vaxart’s proxy solicitor MORROW SODALI by email at Vxrt.info@investor.morrowsodali.com or by phone at (203) 658-9400 or (800) 662-5200 (Toll-Free).

Stockholders of Vaxart are also urged to read the definitive proxy statement on Schedule 14A filed by Vaxart with the SEC on April 28, 2022, and all other relevant documents filed with the SEC for important information about Proposal #2 and the other proposals to be voted on at the annual meeting.

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[1] https://event.webcasts.com/viewer/event.jsp?ei=1555521&tp_key=e7f7411a5b

[2] https://investors.vaxart.com/events/event-details/vaxart-investor-qa-webcast

About Vaxart
Vaxart is a clinical-stage biotechnology company developing a range of oral recombinant vaccines based on its proprietary delivery platform. Vaxart vaccines are designed to be administered using tablets that can be stored and shipped without refrigeration and eliminate the risk of needle-stick injury. Vaxart believes that its proprietary tablet vaccine delivery platform is suitable to deliver recombinant vaccines, positioning the company to develop oral versions of currently marketed vaccines and to design recombinant vaccines for new indications. Vaxart’s development programs currently include tablet vaccines designed to protect against coronavirus, norovirus, seasonal influenza, and respiratory syncytial virus (RSV), as well as a therapeutic vaccine for human papillomavirus (HPV), Vaxart’s first immune-oncology indication. Vaxart has filed broad domestic and international patent applications covering its proprietary technology and creations for oral vaccination using adenovirus and TLR3 agonists.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding Vaxart's strategy, prospects, plans and objectives, results from preclinical and clinical trials, commercialization agreements and licenses, and beliefs and expectations of management are forward-looking statements. These forward-looking statements may be accompanied by such words as "should," "believe," "could," "potential," "will," "expected," “anticipate,” "plan," and other words and terms of similar meaning. Examples of such statements include, but are not limited to, statements relating to Vaxart's ability to develop and commercialize its product candidates, including its vaccine booster products; Vaxart's expectations regarding clinical results and trial data; and Vaxart's expectations with respect to the effectiveness of its product candidates. Vaxart may not actually achieve the plans, carry out the intentions, or meet the expectations or projections disclosed in the forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations, and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Vaxart makes, including uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement, and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates, and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from the clinical studies; decisions by regulatory authorities impacting labeling, manufacturing processes, and safety that could affect the availability or commercial potential of any product candidate, including the possibility that Vaxart's product candidates may not be approved by the FDA or non-U.S. regulatory authorities; that, even if approved by the FDA or non-U.S. regulatory authorities, Vaxart's product candidates may not achieve broad market acceptance; that a Vaxart collaborator may not attain development and commercial milestones; that Vaxart or its partners may experience manufacturing issues and delays due to events within, or outside of, Vaxart's or its partners' control; difficulties in production, particularly in scaling up initial production, including difficulties with production costs and yields, quality control, including stability of the product candidate and quality assurance testing, shortages of qualified personnel or key raw materials, and compliance with strictly enforced federal, state, and foreign regulations; that Vaxart may not be able to obtain, maintain, and enforce necessary patent and other intellectual property protection; that Vaxart's capital resources may be inadequate; Vaxart's ability to resolve pending legal matters; Vaxart's ability to obtain sufficient capital to fund its operations on terms acceptable to Vaxart, if at all; the impact of government healthcare proposals and policies; competitive factors; and other risks described in the "Risk Factors" sections of Vaxart's Quarterly and Annual Reports filed with the SEC. Vaxart does not assume any obligation to update any forward-looking statements, except as required by law.

Contacts

Vaxart Media Relations:	Investor Relations:
Mark Herr	Andrew Blazier
Vaxart, Inc.	FINN Partners
mherr@vaxart.com	IR@vaxart.com
(203) 517-8957	(646) 871-8486